UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  May 8, 2015

PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On January 22, 2014, the Company's Board of Directors declared a cash dividend in the total amount of $0.70 per share, with $0.35 per share payable on February 28, 2014 to stockholders of record as of close of business on February 14, 2014 and $0.35 per share payable on August 29, 2014 to stockholders of record as of the close of business on August 15, 2014.

Dividends are taxable as "qualified dividend income" to the extent paid out of a stockholder's pro rata share of PriceSmart's current or accumulated earnings and profits for U.S. tax purposes. Any portion of the distribution in excess of each holder's pro rata share of PriceSmart's earnings and profits will be treated first as a tax-free return of capital to the extent of each stockholders' tax basis in his, her or its shares of PriceSmart common stock, with any remaining portion treated as capital gain.

The Company has determined the tax treatment for the distributions on February 28, 2014, and August 29, 2014, referenced above, as follows:

Payment Date	Qualified Dividend Income	Return of Capital
February 28, 2014	75.81%	24.19%
August 29, 2014	75.81%	24.19%

With respect to the distributions on February 28, 2014, and August 29, 2014, stockholders received Forms 1099-DIV indicating that 100% of the distribution was qualified dividend income.  However, PriceSmart has subsequently determined that only 75.81% of the distribution was qualified dividend income. The Company will advise its transfer agent and request that amended Forms 1099-DIV be issued to stockholders in order to reflect the portion of the February 28, 2014 and August 29, 2014 distributions that is to be treated as return of capital as detailed above.

The determination of the portion of the dividends that will be treated as taxable dividends does not impact the Company's ability to pay dividends to stockholders, nor does it impact the Company's reported earnings.

Stockholders are urged to consult with their own tax advisors to determine the basis in their shares of common stock and the tax consequences of the distribution, including any state, local or foreign tax considerations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2015	/S/ JOHN M. HEFFNER
John M. Heffner
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)